Acquisition Agreement

This Acquisition Agreement, dated as of 4 December 2002, is by and between MetaSource Group, a Nevada company, hereinafter called "MSGR"; and the Acquired Company's stockholders, hereinafter called the "Stockholders", as listed in Appendix A.

1.     Acquisition
       All International Trade and Development Group Limited company number 4174011 (the Acquired Company), shares shall be acquired by MSGR in exchange solely for an amount of common stock of MSGR (the "Exchange Shares") as hereinafter defined. As of one year following the Closing Date, hereinafter defined in Article 5, the Exchange Shares will be issued to the Stockholders on a pro rata basis of share ownership of the Acquired Company.
         MSGR, the Acquired Company and the Stockholders agree that all of the Exchange Shares shall be exchanged for a number of Acquired Company shares, based on the average trading price (defined hereinafter) of MSGR common stock on the first twenty trading days of MSGR shares following the date of this acquisition agreement based on the Formula (defined hereafter). The Formula shall be the average of the following: 1) 5 times Acquired Company net earnings for Year One (defined hereafter) and; 2) 5 times Acquired Company net earnings for Year Two (defined hereafter). Net earnings shall be calculated in accordance with Schedule 1 attached to this Agreement.) Year One shall be defined as the period from the date of this acquisition agreement to the date of the first anniversary of the date of this acquisition agreement. Year Two shall be defined as the period from the date of the first anniversary of the date of this acquisition agreement to the date of the second anniversary of the date of this acquisition agreement. The average trading price of MSGR shares will be calculated as the average of high and low prices as reported on finance.yahoo.com. One half of the Exchange Shares due to the Stockholders at the end of Year One shall be held in escrow until the number of Exchange Shares due at the end of Year Two has been determined which shall not exceed 60 days after the end of Year Two ("Escrow Period"). Within 60 days following Year Two, additional shares will be added according to the formula above if Acquired Company's net earnings calculated in accordance with the Schedule for Year Two are greater than the Acquired Company's net earnings calculated in accordance with the Schedule for Year One. If Acquired Company net earnings for the Year Two are less than Acquired Company net earnings for the previous twelve months the appropriate Exchange Shares will be subtracted accordingly to the formula above.


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        At the end of the Escrow Period the Stockholders will be fully vested in the Exchange Shares based upon the formula above..


2.     Delivery of Acquired Company Shares
       On the Closing Date, the Stockholders will deliver to MSGR stock transfer forms to transfer their Acquired Company shares together with their share certificates so as to, following stamping of the stock transfer forms, make MSGR the sole owner thereof, free and clear of all claims and encumbrances.
       Delivery will be made at 40 Exchange Place, Suite 1607, New York, NY
       10005.

3.     Representations of Stockholders and the Acquired Company
       The Stockholders warrant to MSGR as follows:

          a) As of the Closing Date, the Stockholders will be the sole owners of the Acquired Company shares appearing of record in their names; such shares will be free from claims, liens or other encumbrances.
          b) The Acquired Company shares will constitute validly issued shares of the Acquired Company which are fully paid and non assessable.
          c) As of the Closing Date, there will be 20 Ordinary Shares of the Acquired Company's stock issued and outstanding. There are no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any of the Acquired Company's share capital or any security convertible into or exchangeable for any shares of the Acquired Company's capital stock or obligating the Acquired Company to grant, issue, extend, or enter into, any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement ("Interests"). The Company has no liability for any dividends accrued but unpaid. No Acquired Company shares are reserved for issuance under any stock purchase, stock option or other benefit plan.
          d) The financial statements of the Acquired Company, ("the Accounts") as of 22 October 2002 ("Accounts Date") which will be delivered to MSGR prior to the Closing Date, show a true and fair view of the financial condition of the Acquired Company as at the Accounts Date in accordance with generally accepted accounting principles and practices in the United Kingdom the Accounts make adequate provision for all material liabilities of the Acquired Company as at the Accounts Date other than contracts of obligations in the usual course of business; and no such contracts or obligations in the usual course of business are liens or other liabilities which, if disclosed, would alter substantially the financial condition of the Acquired Company as reflected in such financial statements.

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          e)   Since the Accounts Date there has not been, any material adverse changes in the financial position of the Acquired Company, except changes arising in the ordinary course of business and the business of the Acquired Company has been carried on in the ordinary and usual course as a going concern.
          f) Intellectual Property i) The Acquired Company owns, or has the right to use, sell or license all of its Intellectual Property Rights (as defined below, the "IP Rights"), necessary or required for the conduct of its business as presently conducted, and such rights to use, sell, or license are sufficient for such conduct of its business;
               ii) The Acquired Company is the legal and beneficial owner of all IP Rights owned by it;
               iii) Any and all intellectual property held by the Acquired
                    Company is owned outright, free and clear of any claims, liens, security interests, mortgages, encumbrances or obligations by the Acquired Company;
               iv) The Acquired Company is currently taking reasonable and practicable steps designed to protect, preserve, and maintain the secrecy and confidentiality of all material Acquired Company IP Rights and all of Acquired Company's proprietary rights therein;
               v) All officers, employees, agents, and consultants of the Acquired Company having access to proprietary information relating to the IP Rights agree not to disclose such information to any third parties. IP Rights, as used herein, means, collectively, all worldwide industrial and intellectual property rights, including but not limited to patents, patent applications, patent rights, trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, manuals, memoranda and records.
          g) The Acquired Company is not involved in any litigation or governmental investigation or proceeding not reflected in the Acquired Company's financial statements or otherwise disclosed in writing to MSGR, and to the knowledge of the Stockholders, no litigation or governmental investigation or proceeding is threatened against the Acquired Company.
          h) The Acquired Company is registered as a company with the Registrar of Companies of England and Wales.

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          i)   The Acquired Company has in effect all fire, casualty and
               liability and other relevant insurance policies usual for a company carrying on a similar business.
          j) There are no dividends of the Acquired Company declared and unpaid on any shares of any class of capital stock . k) Since the Accounts Date, the Acquired Company has not made or become a party to any contract or commitment, to renew, extend, amend or modify any contract or commitment, except in the ordinary course of business.
          l) The Stockholders and representatives signing on behalf of Acquired Company are duly authorized to execute this agreement.
          m) The Acquired Company is not insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986. No order has been made, presented or resolution passed for the winding up of Acquired Company, there are no grounds on which any such order or petition could be made or presented.

4.     Representations of MSGR

       MSGR warrants as follows:

          a) As of the Closing Date, the Exchange Shares to be delivered to the Stockholders will constitute valid and legally issued shares of MSGR, fully paid and non assessable.
          b) The officers of MSGR executing this Agreement are duly authorized to execute this Agreement.
          c) MSGR is not involved in any pending litigation or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to the Stockholders.
          d) As of the Closing Date, MSGR undertakes to the Stockholders that it will be a validly incorporated Nevada corporation.
          e) Since 12 July 2002 there has not been and prior to the Closing Date there will not be any material adverse changes in the financial position of MSGR, except changes arising in the ordinary course of business

5.     Closing Date
       The Closing Date of this transaction will be no later than 60 days from the date of this acquisition agreement and is contingent on completion of the Condition to Closing (defined hereafter). Until such date shares will not be exchanged. The Condition to Closing shall be defined as MSGR. reconciling to their reasonable satisfaction the bank statements of Acquired Company as at the date of this agreement with the financial statements in Appendix B by the Closing Date. The Stockholders will procure that Acquired Company provides such bank statements no later than four weeks prior to the Closing Date. MSGR may at its complete discretion, by written notice to the Stockholders waive this condition. If this condition has not been waived and is not satisfied by close of business on the Closing Date MSGR may on that date by written notice to the Stockholders terminate this agreement.

6.     Prohibited Acts
       From the date this Agreement is executed to the Closing Date, the Stockholders and principals of Acquired Company will not permit the Acquired Company to do any of the following:

          a) Declare or pay any dividends or other distributions on its stock or purchase or redeem any of its stock;
          b) Issue any stock or other securities, including any right or option to purchase or otherwise acquire any of its stock, or issue any notes or other evidences of indebtedness not in the usual course of business.
          c) Make capital expenditures in excess of(pound)18,000, except with the consent of MSGR.


7.     Delivery of Records

       The Stockholders and Acquired Company agree that on or before the Closing Date they will cause to be delivered to MSGR such corporate records or other documents as MSGR may reasonably request in order to effectuate the transaction contemplated by this Agreement.

8.     Dilution of Shares

       The Stockholders consent and acknowledge that MSGR may authorize and/or issue additional common shares, preferred shares, or warrants to purchase common shares of MSGR prior to, at or subsequent to the Closing Date. The Stockholders acknowledge that Exchange Shares held by the Stockholders may experience a dilution in their percentage of ownership in MSGR as a result of issuance by MSGR of additional shares.

9.     Tax-Free Reorganization

       The transactions contemplated herein shall be treated as a tax-free plan of reorganization under Section 368(b) of the Internal Revenue Code, the Exchange Shares issued in this transaction will be issued solely in exchange for the Acquired Company shares held by the Stockholders, and no other transaction shall be an adjustment to the consideration between the parties to this Agreement for the transactions contemplated herein. Further, no consideration which would constitute "other property" within the meaning of Section 356(a) of the Internal Revenue Code is being transferred by the parties as consideration pursuant to this Agreement. The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this Article 11, unless otherwise required by a final and binding judicial or governmental determination of competent jurisdiction. Neither MSGR nor the Acquired Company represents or warrants that the transactions contemplated herein will qualify as a reorganization under the Internal Revenue Code. MSGR acknowledges that stamp duty is payable on the stock transfer forms effecting the acquisition of the shares of the Acquired Company and undertakes to pay such duty

10.    Good and Marketable Title
       Save as disclosed to MSGR in writing prior to the Closing Date after acquiring the Acquired Company, MSGR shall have good and marketable title and/or licenses or rights to use all of the Acquired Company's tangible and intangible assets including, but not limited to, intellectual properties necessary or required to successfully develop and commercially exploit the Acquired Company's business.


11.    Acquisition Intent of Shareholders
       Stockholders are acquiring the MSGR shares for their own accounts and not with an intention of distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended ("Securities Act"). Each of the Stockholders represents and confirms to MSGR that he or she (i) is an accredited investor within the meaning of Rule 501(a) pursuant to the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) pursuant to the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the MSGR's securities; (ii) is aware of the limits on resale of the Exchange Shares imposed because of the nature of the transactions contemplated herein, including, but not limited to, restrictions specified by Rule 144 promulgated by Regulation S promulgated by the Securities and Exchange Commission; and (iii) is receiving the Exchange Shares without registration pursuant to the Securities Act, in reliance on the exemption from registration specified in Regulation S promulgated by the Securities and Exchange Commission for investment, and without any intent to sell, resell, or otherwise distribute the Exchange Shares in any manner that is in violation of the Securities Act. The certificates representing the Exchange Shares, when delivered to the Stockholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following legend:
       THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR

       BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION,
       (2) BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1),
       (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE SURVIVING CORPORATION'S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE SURVIVING CORPORATION AND IN THE CASE OF THE FOREGOING CLAUSE (D), A CERTIFICATE OF TRANSFER (A FORM OF WHICH MAY BE OBTAINED FROM THE SURVIVING CORPORATION) COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE SURVIVING CORPORATION. HEDGING TRANSACTIONS WITH REGARD TO THIS SECURITY MAY NOT BE CONDUCTED BY THE HOLDER HEREOF UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION", "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

       Each Stockholder agrees not to attempt any transfer of any of the MSGR shares without first complying with the substance of that legend and agrees that the satisfaction of MSGR may, if MSGR so requests, depend in part upon an opinion of counsel acceptable in form and substance to MSGR, a no-action letter of the United States Securities and Exchange Commission, or equivalent evidence. Each of the Stockholders acknowledges, without limitation, that the foregoing agreement and representation shall apply to the MSGR shares issued to such Stockholders.

12.    Notices
       Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party to whom addressed, if mailed, postage prepaid, united states certified mail, to the following addresses:

       MetaSource Group, Inc.
       40 Exchange Place, Suite 1607
       New York, NY 10005
       Attention of Courtney Smith, President

       Stockholders: c/o

       27 Sutherland Place
       London
       W2 5BZ




       If to Acquired Company:
       5th Floor
       68 Great Eastern Street
       London
       EC2A 3JT



-------------------------------------------------------------------------------

15.    Successors
       This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

16.    Indemnification
          a) The Stockholders shall save MSGR and MSGR's agents, including its attorneys, auditors, officers and directors harmless from and against and shall indemnify MSGR for any liability, loss, costs, expenses, or damages howsoever caused only to the extent that such liability, loss, costs, expenses or damages exceed(pound)50,000 (in which event the Stockholders will be liable only for the excess over(pound)50,000) by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to property by reason of any act, neglect, default or omission of Acquired Company or any of Acquired Company's agents, employees, or other representatives, committed prior to the subject acquisition, and the Stockholders shall pay all amounts to be paid or discharged in case of an action or any such damages or injuries. If MSGR is sued in any court for damages by reason of any of the acts of Acquired Company or its Stockholders, Stockholders or such other party shall defend the resulting action (or cause same to be defended) at Stockholder's expense and shall pay and discharge any judgment that may be rendered in any such action; if the Stockholders fail or neglect to so defend in such action, MSGR may defend such action and any expenses, including reasonable attorneys' fees, which MSGR may pay or incur in defending such action and the amount of any judgment which MSGR may be required to pay shall be promptly reimbursed by the Stockholders upon demand by MSGR.
          b) Notwithstanding clause 16 (a) above, the Stockholders will indemnify MSGR in full on against any actions, proceedings, costs, claims, damages, penalties, compensation awards, orders, liabilities and expenses of any nature arising out of the termination of the employment howsoever caused of any employee of the Acquired Company on or before the Closing Date and including legal and other professional fees and expenses which relate to or arise out of any breach or default by or unlawful act or omission of the Stockholders or the Acquired Company in relation to any employee of the Acquired Company up to and including the Closing Date.

17.    Governing Law
       This agreement shall be construed and interpreted in accordance with the laws of England and Wales without regard to its provisions concerning choice of laws or choice of forum. The parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of England and Wales and agree and consent that services of process may be made upon it in any legal proceedings relating hereto by any means allowed under English law.

       Executed in multiple counterparts, each of which shall be deemed a duplicate original, as of the date first above written.

                                               MetaSource
                                               Group, Inc.


       Corporate seal
       Attest:                                 by: /s/ Courtney Smith
                                                 ------------------------------
                                               Courtney Smith

                                               Date: 4 Dec 02
                                                   ----------------------------










       /s/ James Freeman
       -----------------------------------------
       James Freeman

                                   Appendix A


Shares Outstanding of Company:  20
Shares Held in Treasury: NIL

Stockholders of Record:

Name: JAMES  ALEXANDER FREEMAN                                 Shares Owned: 20

                                   Appendix B

                    FINANCIAL STATEMENTS OF ACQUIRED COMPANY

                                    SCHEDULE

1 In this Schedule the following expressions shall have the following meanings unless inconsistent with the context:

         "Auditors"                              means the auditors employed by
                                                 MSGR at the end of Year 1 and
                                                 Year 2.
         "Independent Accountant"                means a single independent
                                                 chartered accountant or an
                                                 independent firm of
                                                 chartered accountants to be
                                                 agreed upon between MSGR and
                                                 the Stockholders or (in default
                                                 of such agreement) to be
                                                 selected (at the instance of
                                                 either of them) by the
                                                 President for the time being of
                                                 the Institute of Chartered
                                                 Accounts in England and Wales
         "Year 1 Net Earnings"                   the net earnings for forward
                                                 twelve months  determined in
                                                 accordance with this Schedule
         "Year 2 Net Earnings"                   means the net earnings for the
                                                 following  forward year
                                                 determined in accordance with
                                                 this Schedule

2 The Year 1 Net Earnings and Year 2 Net Earnings shall mean the profits (less losses) as shown by the profit and loss account of the Acquired Company (agreed or reported on in accordance with paragraph 4) for the forward twelve months and following forward twelve months respectively, such profit and loss accounts to be prepared in accordance with the same bases and policies of accounting applied for the purpose of [the first audited accounts of the Acquired Company] and with (to the extent not inconsistent with the foregoing) accounting principles generally accepted in the United Kingdom, provided they shall be adjusted so far as necessary to take account of the following matters:
2.1      any taxation on profits shall not be deducted;
2.2 profits and losses shall be calculated after exceptional items and before extraordinary items (as defined in financial reporting standard No 3 adopted by the Accounting Standards Board, attached to this Agreement as Schedule 2);
2.3 any management, administration or like charge made by MSGR shall not be deducted save to the extent that it relates to costs incurred in the preparation of the accounts of Metasource Group, Inc. only and not of any holding company, subsidiary or the group of companies or where the charge is incurred as a direct result of assistance requested by the Stockholders (and in this Schedule "MSGR" shall where the context permits be deemed to include any holding company for the time being of MSGR and/or any subsidiary (other than the Acquired Company) for the time being of MSGR or any such holding company);

2.4 any other adjustment as may be agreed in writing between the Stockholders and MSGR shall be made.
3 MSGR covenants with the Stockholders that during the period commencing on the date of this acquisition agreement and ending on the second anniversary of the date of this acquisition agreement MSGR will procure that non of the following will occur in respect of the Acquired
         Company:
3.1 the removal of any of the Stockholders from their respective employment as employees of the Acquired Company or any of its subsidiaries other than in accordance with the terms of his employment agreement;
3.2 any material change in its trade or business unless the written consent of the Stockholders is obtained, such consent not to be unreasonably withheld and such consent is deemed to have been given if the Stockholder has been fairly dismissed from the employment of MSGR for gross misconduct or where the Stockholder has voluntarily left the employment of MSGR;
3.3 the sale or other disposal of the whole or any substantial part of its undertaking or assets (other than on the advice of licensed insolvency practitioners) unless the written consent of the Stockholders is obtained, such consent not to be unreasonably withheld and such consent is deemed to have been given if the Stockholder has been fairly dismissed from the employment of MSGR for gross misconduct or where the Stockholder has voluntarily left the employment of MSGR;
3.4 the presentation of a petition for its liquidation or the passing of any resolution for its winding up unless the written consent of the Stockholders is obtained, such consent not to be unreasonably withheld and such consent is deemed to have been given if the Stockholder has been fairly dismissed from the employment of MSGR for gross misconduct or where the Stockholder has voluntarily left the employment of MSGR;
3.5
3.6 the appointment of a receiver of a receiver and manager or administrator over the whole or any part ofits assets and undertakings unless the written consent of the Stockholders is obtained, such consent not to be unreasonably withheld and such consent is deemed to have been given if the Stockholder has been fairly dismissed from the employment of MSGR for gross misconduct or where the Stockholder has voluntarily left the employment of MSGR;any transaction with MSGR which is not at arms length;

3.7 any change in the accounting policies normally adopted by it save for such change as may be required from time to time to comply with legal requirements of Statements of Standard Accounting Period;
3.8      the declaration of any dividend or the making or any other distribution;
3.9 the diversion of any order or business opportunity fromthe Acquired Company and its subsidiaries, as regards any Acquired Company client acquired prior to the Closing Date, to MSGR;
3.10 any act or omission which would have the affect of diminishing the Year 1 Net Earnings or the Year 2 Net Earnings unless the written consent of the Stockholders is obtained, such consent not to be unreasonably withheld and such consent is deemed to have been given if the Stockholder has been fairly dismissed from the employment of MSGR for gross misconduct or where the Stockholder has voluntarily left the employment of MSGR.
4        MSGR shall procure that:-
4.1 as soon as reasonably practicable following the end of the forward twelve months the Auditors will prepare and deliver to the Stockholders and MSGR a calculation of Year 1 Net Earnings showing the application of the foregoing provisions of this Schedule. The Stockholders and MSGR will then endeavor in good faith to agree in writing the amount of Year 1 Net Earnings. In the absence of agreement between the Stockholders and MSGR as aforesaid within 20 Business Days after the Auditors delivery of such calculation, either the stockholders or MSGR made by notice in writing to the other require Year 1 Net Earnings to be reviewed and reported upon by the Independent Accountants (whose costs shall be paid as he or they shall direct and shall act as expert (and not as arbitrator) in connection with the giving of such report, which shall be binding except in the case of manifest error);
4.2 the Stockholder and the Stockholders' professional advisors shall have the right to access to and copies (at their own expense) of the books and accounts of the Acquired Company and its subsidiaries and such other relevant information as will be requested by the Stockholders to enable them to assess the calculations referred to in paragraph 4.1.